EXHIBIT 3.2

SEVENTH RESTATED

CERTIFICATE OF INCORPORATION

OF

NEXSAN CORPORATION

Nexsan Corporation, a Delaware corporation, hereby certifies as follows.

1.             The name of the corporation is Nexsan Corporation.  The date of filing its original Certificate of Incorporation with the Secretary of State was November 13, 2000 under the name Nexsan Technologies Incorporated.

2.             The Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “A”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this corporation has caused this Seventh Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: [            ], 2010

NEXSAN CORPORATION

By:
Philip Black, President and Chief
Executive Officer

Exhibit “A”

SEVENTH RESTATED

CERTIFICATE OF INCORPORATION

OF

NEXSAN CORPORATION

ARTICLE I:   NAME

The name of the corporation is Nexsan Corporation (hereinafter, the “Company”).

ARTICLE II:  AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Company in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent.  The name of its registered agent at that address is United Corporate Services, Inc.

ARTICLE III:  PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV:  AUTHORIZED STOCK

1.             Authorized Stock.  The total number of shares of all classes of stock which the Company has authority to issue is One Hundred and Five Million (105,000,000) shares consisting of two classes: (i) One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

2.             Designation of Series of Preferred Stock.  The Board of Directors of the Company (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, unless a vote of any such holders is required pursuant to any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV.

Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

3.             Voting Power of Common Stock. Each outstanding share of Common Stock shall, except as otherwise required by law, entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Seventh Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Seventh Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).

ARTICLE V:  AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal the Bylaws of the Company.  Any adoption, amendment or repeal of the Bylaws of the Company by the Board shall require the approval of a majority of the Whole Board.  For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company as prescribed by law; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Seventh Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

ARTICLE VI:  MATTERS RELATING TO THE BOARD OF DIRECTORS

1.             Director Powers.   The conduct of the affairs of the Company shall be managed by or under the direction of the Board.  In addition to the powers and authority expressly conferred upon them by statute or by this Seventh Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

2.             Number of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.

3.             Board Vacancies.  Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.

ARTICLE VII: MATTERS RELATING TO THE STOCKHOLDERS

1.             Written Ballot Not Required.  Election of directors need not be by written ballot unless the Company’s Bylaws shall so provide.

2.             No Action by Written Consent of the Stockholders.  Subject to the rights of any series of Preferred Stock, no action shall be taken by the stockholders of the Company except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.

3.             Special Meeting of Stockholders.  Special meetings of the stockholders of the Company may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board.

4.             Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Company and of proposals of business to be brought by stockholders before any meeting of stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.  Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of the meeting.

ARTICLE VIII: DIRECTOR LIABILITY

To the fullest extent permitted by law, no director of the Company shall be personally liable for monetary damages for breach of fiduciary duty as a director.  Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Company is authorized to provide indemnification to its directors and officers, and other persons, to the fullest extent permitted by applicable law.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Seventh Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX:  AMENDMENT OF CERTIFICATE OF INCORPORATION

The Company reserves the right to amend or repeal any provision contained in this Seventh Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.  In addition to any vote of the holders of any class or series of the stock of the Company required by law or by this Seventh Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Restated Certificate of Incorporation; provided, however, that any amendment or repeal of Article V, Article VI, Article VII, Article VIII or this Article IX shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class; provided, further, that if at least two-thirds of the Whole Board recommends that stockholders approve such amendment or repeal at a meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

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